EXHIBIT 10.15

AMENDMENT NO. 1
TO THE
EMPLOYMENT AGREEMENT

This AMENDMENT NO.1 (the “Amendment”), dated May 19, 2008, is entered into by and between Hudson Holding Corp., a Delaware corporation (the “Company”), and Martin C. Cunningham (the “Employee”), for the purpose of amending the terms of that certain Employment Agreement, dated January 1, 2007 (the “Agreement”).

WHEREAS, the Company and Employee desire to amend, modify and clarify the Agreement as set forth in this Amendment

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1.	All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.	Section 5(b) of the Agreement is hereby replaced in its entirety as follows:

“(b)	BONUSES.

(i)
ANNUAL BONUS. In the event the Company’s annual consolidated pretax earnings, as determined in accordance with generally accepted accounting principles and reported in the Company’s Form 10-K (the “Company’s Earnings”), equal or exceed $3 million in any fiscal year during the Agreement Term, the Company shall pay Employee annual bonus compensation (the “Annual Bonus”) in an amount equal to 4% of the Company’s Earnings for such fiscal year.

(ii)
A prorated portion of the Annual Bonus shall be payable quarterly (the “Quarterly Payment”) in the event quarterly consolidated pretax earnings (the “Quarterly Earnings”) equal or exceed $750,000, subject to a holdback of 25% (the “Holdback”) of the Quarterly Payment due Employee. In the event the Quarterly Earnings are less than $750,000, no Quarterly Payment shall be made and payment of the Annual Bonus, if any, shall be deferred until completion of the fiscal year. Payment of the Annual Bonus at the end of the fiscal year shall be paid upon the filing of the Form 10-K and the payment of a Quarterly Payment, when due, shall be made within forth five (45) days of the completion of the fiscal quarter. To the extent the Annual Bonus is due to Employee at the completion of the fiscal year (including the Holdback), such payment shall be less any Quarterly Payments received by Employee during the fiscal year. To the extent that any payment received by the Employee in a fiscal year is in excess of the Annual Bonus due for such fiscal year, such excess amount shall be credited against the amount due to Employee for the Annual Bonus for the succeeding fiscal year.”

3.	Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.

4.
This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HUDSON HOLDING CORP.

By:	/s/ Keith R. Knox
Name: Keith R. Knox
Title: President

/s/ Martin C. Cunningham
Martin C. Cunningham